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                                 EXHIBIT 23.8
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     November 8, 1996



     To Whom It May Concern:

          We hereby consent to the inclusion of our fairness opinion dated November 8, 1996, as an Appendix to the Farmers Banc Corp./Susquehanna Bancshares, Inc. Joint Proxy Statement/Prospectus and to the references to our firm contained therein.


                              Sincerely,



                              BERWIND FINANCIAL GROUP, L.P.